Exhibit 99.2

Marshall Edwards, Inc.

CONTACT:	Pete De Spain
Sr. Director, Investor Relations &
Corporate Communications
(858) 792-3729
pete.despain@marshalledwardsinc.com
MARSHALL EDWARDS REACHES AGREEMENT IN PRINCIPLE TO ACQUIRE
INTELLECTUAL PROPERTY PORTFOLIO FROM NOVOGEN
San Diego – September 8, 2010 – Marshall Edwards, Inc.(Nasdaq: MSHL), an oncology company focused on the clinical development of novel anti-cancer therapeutics, announced today that it has reached an agreement in principle with Novogen Limited (ASX: NRT; NASDAQ: NVGN) to acquire Novogen’s entire isoflavone-related intellectual property portfolio in a stock-based transaction. Specific terms of the proposed agreement were not disclosed.
“We believe this is another important milestone for Marshall Edwards,” said Daniel P. Gold, Ph.D., President and Chief Executive Officer. “The proposed transaction would enable us to maximize the value of the assets we already have under development as well as explore other potential product candidates within the portfolio.”
Marshall Edwards currently has licensed rights from Novogen for oncology drug candidates Phenoxodiol, Triphendiol, NV-143 and NV-128.
The agreement in principle was negotiated by an independent subcommittee of the Board of Directors of both companies. The closing of the transaction is subject to, among other things, due diligence,the execution of a definitive agreement, an independent fairness opinion and shareholder approvals.
About Marshall Edwards
Marshall Edwards, Inc. (NASDAQ: MSHL) is a San Diego-based oncology company focused on the clinical development of novel anti-cancer therapeutics. These derive from an investigational isoflavone technology platform, which has generated a number of novel compounds with anti-proliferative tumor activity. Specifically these compounds are believed to interact with specific enzyme targets resulting in aninhibition of tumor cell metabolism.The Company’s oncology drug candidates include Triphendiol, NV-143 and NV-128. For more information, please visit www.marshalledwardsinc.com.

Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical trials and approved by the FDA as being safe and effective for the intended use. Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties or differences in interpretation in clinical trial results; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.
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